Exhibit 99.1

Investor Relations Contact:
Raphael Gross
203.682.8200

Kona Grill Releases Preliminary Fourth Quarter 2009 Results

Scottsdale, AZ. January 11, 2010 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today released preliminary fourth quarter 2009 results.

For the fourth quarter 2009, sales increased 7.7% to $20.0 million from $18.6 million a year-ago, while comparable restaurant sales decreased approximately 8.1%. During its third quarter conference call in October, the Company had previously forecasted an approximate 9.0% decrease in comparable restaurant sales for the period.

Due to margin compression, management now expects that the fourth quarter 2009 loss will be slightly below previous guidance of $(0.11) to $(0.16) per share, excluding special charges for severance related to the departure of a former company officer as well as legal fees associated with the Company’s ongoing derivative suit. The Company also continues to evaluate restaurant impairment charges that it will likely record during the fourth quarter.

The Company will release and comment on these results during its next quarterly earnings call, scheduled for February 10, 2010.

“While fourth quarter operating results reflect the challenging economic environment, we are excited about our plans for 2010. Our leadership team has developed several initiatives designed to drive guest frequency and increase brand awareness, and ultimately, improve our financial results,” said Marc Buehler, President and Chief Executive Officer of Kona Grill.

Investor Conferences Participation Reminder
Today, the Company will be presenting at the Cowen and Company 8th Annual Consumer Conference at the Westin New York at Times Square in New York, NY. The presentation will begin at 11:30 AM Eastern Time.

On Wednesday, January 13, 2010, the Company will be presenting at the 12th Annual ICR XChange Conference at the St. Regis Monarch Beach Resort & Spa in Dana Point, CA. The presentation will begin at 1:30 PM Eastern Time.

Investors and interested parties will be able to listen to these investor presentations via webcast from the investor relations portion of the Company’s website at www.konagrill.com.

About Kona Grill
Kona Grill features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 15 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa, West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com